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Exhibit 99.1

Press Release
 For More Information, Call:

GAYLA J. DELLY CHIEF FINANCIAL OFFICER	OCTOBER 5, 2004

(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS EXPECTS TO MEET OR EXCEED
THIRD QUARTER 2004 ANALYSTS' CONSENSUS

ANGLETON, TX, OCTOBER 5, 2004—Benchmark Electronics, Inc. (NYSE: BHE) announced today that it expects to meet or exceed third quarter 2004 analysts' consensus of $498 million revenues and earnings per share of $0.41. The Company provided third quarter revenue guidance of $485 million to $505 million, with corresponding diluted earnings per share of $0.38 to $0.43 on July 22, 2004.

The Company is currently finalizing its financial closing for the third quarter ended September 30, 2004. Results for the third quarter will be announced on October 21, 2004. A conference call hosted by Benchmark management will be held at 10:00 am (Central time) on October 21, 2004 to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "expect," "estimate," "anticipate," "predict," and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark's Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark's global operations include facilities in eight countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.

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  Exhibit 99.1